Exhibit 99.1

EDITED TRANSCRIPT

FCN.N - Q3 2021 FTI Consulting Inc Earnings Call

EVENT DATE/TIME: OCTOBER 28, 2021 / 1:00PM GMT

OCTOBER 28, 2021 / 1:00PM, FCN.N - Q3 2021 FTI Consulting Inc Earnings Call

CORPORATE PARTICIPANTS

Ajay Sabherwal FTI Consulting, Inc.—CFO

Mollie Hawkes FTI Consulting, Inc.—VP of IR & Communications

Steven H. Gunby FTI Consulting, Inc.—President, CEO & Director

CONFERENCE CALL PARTICIPANTS

Andrew Owen Nicholas William Blair & Company L.L.C., Research Division—Analyst

Marc Frye Riddick Sidoti & Company, LLC—Business and Consumer Services Analyst

Samuel England Joh. Berenberg, Gossler & Co. KG, Research Division—Analyst

Tobey O’Brien Sommer Truist Securities, Inc., Research Division—MD

PRESENTATION

Operator

Good day, everyone, and welcome to the FTI Consulting Third Quarter 2021 Earnings Conference Call. As a reminder, today’s call is being recorded.

(Operator Instructions)

And now for the opening remarks and introduction, I would like to turn the conference over to Mollie Hawkes, Vice President of Investor Relations.

Please go ahead.

Mollie Hawkes - FTI Consulting, Inc.—VP of IR & Communications

Good morning. Welcome to the FTI Consulting conference call to discuss the company’s third quarter 2021 earnings results as reported this morning.

Management will begin with formal remarks, after which they will take your questions.

Before we begin, I would like to remind everyone that this conference call may include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21 of the Securities Exchange Act of 1934 that involve risks and uncertainties. Forward-looking statements include statements concerning plans, policies, practices, programs, objectives, goals, strategies, future events, future revenues, future results and performance, expectations, plans or intentions relating to financial performance, acquisitions, share repurchases, business trends, new or changes to laws and regulations, including U.S. and foreign tax laws and other information or other matters that are not historical, including statements regarding estimates of our future financial results and other matters.

For a discussion of risks and other factors that may cause actual results or events to differ from those contemplated by forward-looking statements, investors should review the safe harbor statement in the earnings press release issued this morning. A copy of which is available on our website at www.fticonsulting.com, as well as other disclosures under the heading of Risk Factors and Forward-Looking Information in our quarterly report on Form 10-Q for the quarter ended September 30, 2021, filed with the SEC today and our annual report on Form 10-K for the year ended December 31, 2020, and in our other filings with the SEC.

Investors are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this earnings call and will not be updated. During the call, we will discuss certain non-GAAP financial measures such as total segment operating income, adjusted EBITDA, total adjusted segment EBITDA, adjusted earnings per diluted share, adjusted net income, adjusted EBITDA margin and free cash flow.

For a discussion of these and other non-GAAP financial measures as well as our reconciliations of non-GAAP financial measures to the most directly comparable GAAP measures, investors should review the press release and the accompanying financial tables that we issued this morning, which include the definitions and reconciliations. Lastly, there are 2 items that have been posted to the Investor Relations section of our website this morning for your reference. These include a quarterly earnings presentation and an Excel and PDF of our historical financial and operating data, which have been updated to include our third quarter of 2021 results.

OCTOBER 28, 2021 / 1:00PM, FCN.N - Q3 2021 FTI Consulting Inc Earnings Call

With these formalities out of the way, I’m joined today by Steven Gunby, our President and Chief Executive Officer; and Ajay Sabherwal, our Chief Financial Officer. At this time, I will turn the call over to our President and Chief Executive Officer, Steve Gunby. And I think Steve is muted. So...

Steven H. Gunby - FTI Consulting, Inc.—President, CEO & Director

Here we go. It wouldn’t be a COVID event if somebody wasn’t muted. So I’m glad to get that out of the way. Thank you, Mollie, and thank you for pointing out I was muted. And good morning, everyone, and thank you all for joining us. As we’re saying all the time during COVID, I hope you and your loved ones continue to be safe. But at least now, I’m hoping as well that you and they are beginning to see the light at the end of this tunnel and at the end of the scourge of COVID is within sight.

Ajay, of course, is going to give you the details of this quarter. I am guessing that most of you noticed based on some of the materials already released this morning that this was a spectacular quarter. Now Ajay will be careful, and he will stress that some of these earnings strength this quarter reflect onetime benefits, stuff you can’t count on recurring, things like FX, some revenue deferrals being recognized, a lower tax rate, et cetera. But even normalizing for all that, as far as I can tell, it is a great quarter.

And more important to me and I hope you, it’s another in a large number of great quarters, which to me is not a confirmation of onetime things or transient things but of the fundamental strength of this company, what our people are doing every day to build this business in ways that allow us to help our clients navigate, not only their greatest challenges, but in many cases, their greatest opportunities. It’s a fabulous quarter. I want to be clear, however, it is not that we’ve turned all of our businesses into businesses that go up in a straight line.

As we have talked about many times, each of our businesses and the company as a whole can have huge zigs and zags due to market conditions or the winning or losing of a big job. We’re jumping on an opportunity to invest, jumping on an opportunity to invest in a way that can hurt the P&L in the short term but supports future growth. And even in this great quarter, we saw some of that. If you look at our restructuring business, it continues to face widespread market slowdown around most of the world. And although we benefited from some legacy cases during the quarter, that business is certainly off in a big way, in a big way from a year or so earlier.

Now I don’t believe anybody thinks this restructuring market has gone away permanently. So we’re continuing to invest in that business, but that’s the zag. Similarly, in Tech, some of the fuel that ignited the incredible performance in the first half of the year, notably second request activity weakened this quarter. We have enormous confidence in the multiyear trajectory of that business and more important, the people of that team that is driving that multiyear trajectory. So we have, in the face of that slowdown, continued to hire. We increased our head count in that business 12.4% year-over-year.

So even though the revenue went up, the adjusted EBITDA declined. That’s just an example of investing to support the business over the medium term, something that we have committed to do and we will continue to do. And even in FLC, where we have great strength compared to last year, we’ve had pockets of weakness. For example, Asia because borders remain closed and travel restrictions have been extended, which affected ourability to both deliver certain services and reach clients in the market. Even if we do the right things, our business has zigs and zags and some of them can be pretty bad zags.

But what I think we’ve said many times and what I now believe the data fully support is if we do the right things, although there are zigs and zags, over any extended period of time, each of our businesses are growth engines, not only growth engines but vital and powerful growth engines. They are vibrant. They allow us to deliver on major assignments that make at least me proud and I think many of us proud. They allow us to attract great people to build their brand. And therefore, though there are zigs and zags, they become zigs and zags around an upward sloping line.

It doesn’t mean you can’t have all the zags come in the same quarter or even the same year, but it does mean that over any extended period of time, the zig zags are around an incredibly powerful upward sloping line. Now that line, I assume, is important to you, our shareholders. I believe it’s equally important for the engine of the firm, our people. It’s that upward sloping line that gives us, and I hope to you, the confidence to invest

OCTOBER 28, 2021 / 1:00PM, FCN.N - Q3 2021 FTI Consulting Inc Earnings Call

in great people regardless of whether it’s a good quarter or not a good quarter for a particular business. It allows us to not do layoffs just because some businesses temporarily slow in a quarter. The strength of conviction we drew on, obviously, last year and supported our people and is giving us real benefits this year.

It allows us to promote people when they’re ready to get promoted versus when, oh, the numbers happen to be good. It allows us to hire aggressively when the great talent is available versus when it feels convenient according to the P&L. It allows us to invest in our people’s development when they’re eager to grow. My experience is when you do that, you build a firm, you build — take a powerful firm and you make it ever more powerful. And you create businesses that are global and diverse and effective and vibrant for your clients and for your people.

My experience is also when you have great people doing great work who feel supported, you end up with fabulous individuals. Fabulous individuals who are in an environment where they can develop even further. And you end up with great people outside your firm who want to join you. And through that, we create businesses. Through the zigs and zags become sustainable, powerful, resilient and exciting businesses and exciting growth engines. That’s the journey we have been on. It has been a lot of work. It always is a lot of work. There’s always daily things to struggle with. A lot of work. It’s also been incredibly rewarding. That is a journey we look, this great team that I have the privilege of leading to stay on. With that, let me turn it over to you, Ajay.

Ajay Sabherwal - FTI Consulting, Inc.—CFO

Thank you, Steve. Good morning, everybody. In my prepared remarks, I will take you through our company-wide and segment results and discuss guidance for the full year. Beginning with our third quarter results. As Steve discussed, this morning, we reported another excellent quarter. Revenue grew 12.9% with every segment reporting growth. And we continued making investments in headcount, adding 346 total billable professionals year-over-year, including 36 senior managing directors.

Earnings per share were also boosted by FX remeasurement gains and lower weighted average shares outstanding, or WASO, resulting in a 45% increase in GAAP EPS and a 31% increase in adjusted EPS compared to the prior year quarter. Overall, we are delighted with these results, which exceeded our expectations.

Revenues of $702.2 million increased $80 million compared to revenues of $622.2 million in the prior year quarter. GAAP EPS of $1.96 in 3Q ‘21 compared to $1.35 in 3Q ‘20. Adjusted EPS for the quarter were $2.02, which compared to $1.54 in the prior year quarter. The difference between our GAAP and adjusted EPS in 3Q ‘21 reflects $2.4 million of noncash interest expense related to our convertible notes, which reduced GAAP EPS by $0.06 per share. In 3Q of ‘20, we had a special charge of $7.1 million as well as noncash interest expense of $2.3 million, which reduced GAAP EPS by $0.14 per share and $0.05 per share, respectively.

Net income of $69.5 million compared to $50.2 million in the prior year quarter. The increase in net income was primarily due to higher revenues, which was partially offset by an increase in compensation, including the impact of a 6.9% increase in billable headcount and higher SG&A expenses. FX remeasurement gains this quarter versus losses in the same quarter last year also boosted net income.

SG&A of $138.6 million or 19.7% of revenues. This compares to SG&A of $122 million or 19.6% of revenues in the third quarter of 2020. The increase in SG&A included higher compensation, outside services expenses, bad debt, software costs and travel and entertainment expenses.

Third quarter 2021 adjusted EBITDA of $100.3 million or 14.3% of revenues compared to $90.9 million or 14.6% of revenues in the prior year quarter. Our third quarter effective tax rate of 21.6% compared to 22.3% in the prior year quarter. Our tax rate for the quarter benefited from discrete tax adjustments related to the release of a valuation allowance on our Australian deferred tax assets because of sustained profitability. Fully diluted WASO of 35.4 million shares in 3Q ‘21 compared to 37.1 million shares in 3Q ‘20.

Our convertible notes had a dilutive impact on EPS of approximately 842,000 shares, included in WASO, as our average share price of $138.83 this past quarter was above the $101.38 conversion threshold price. As I mentioned, billable headcount increased by 346 professionals or 6.9% compared to the prior year quarter. Sequentially, billable headcount increased by 250 professionals or 4.9% as we welcomed 211 professionals from university campuses.

OCTOBER 28, 2021 / 1:00PM, FCN.N - Q3 2021 FTI Consulting Inc Earnings Call

Now I will share some insights at the segment level. In Corporate Finance & Restructuring, revenues of $250.3 million increased 5.8% compared to the prior year quarter. The increase in revenues was due to higher demand and realization for our transactions and business transformation services as well as the recognition of deferred revenue, which were partially offset by lower demand for restructuring services. Adjusted segment EBITDA of $55.6 million or 22.2% of segment revenues compared to $56.2 million or 28 — or 23.8% of segment revenues in the prior year quarter.

The year-over-year decrease in adjusted segment EBITDA was due to increased compensation, including the impact of a 6% increase in billable headcount and higher SG&A expenses. In the third quarter, we continued to grow our transactions and business transformation practices globally. Not only are we growing these practices, but also we are able especially at junior levels to leverage professionals across practices. This quarter, once again, a number of our junior professionals, who typically would support restructuring assignments, worked on transactions-related engagements.

On a sequential basis, revenues increased $19.4 million or 8.4% as the segment benefited from continued growth in our business transformation and transactions businesses and recognition of prior deferred revenue. Adjusted segment EBITDA for the third quarter increased $15.5 million.

Turning to FLC. Revenues of $145.3 million, increased 22% relative to a weak quarter in the prior year. The increase in revenues was primarily due to higher demand for our investigations, disputes and health solutions services. Adjusted segment EBITDA of $16.6 million or 11.4% of segment revenues compared to $13.6 million or 11.4% of segment revenues in the prior year quarter. The increase in adjusted segment EBITDA was due to higher revenues, which was partially offset by higher compensation, which includes 7.7% growth in billable headcount as well as higher SG&A expenses compared to the prior year quarter. Sequentially, revenues decreased $5.5 million, primarily due to lower demand for investigations and health solutions services. Adjusted segment EBITDA decreased $1.4 million.

Our Economic Consulting segment’s revenues of $172.5 million increased 11.3% compared to the prior year quarter. The increase was primarily due to higher demand for non-M&A-related antitrust and financial economic services, which was partially offset by lower demand for our M&A-related antitrust services compared to the prior year quarter. Adjusted segment EBITDA of $29.9 million or 17.3% of segment revenues compared to $25.7 million or 16.6% of segment revenues in the prior year quarter. The increase in adjusted segment EBITDA was due to higher revenues, which was partially offset by higher compensation, which includes the impact of 5.1% growth in billable headcount. Sequentially, revenues decreased $10.8 million or 5.9%, which was driven by decreased demand for M&A-related antitrust services, primarily due to the conclusion of a large matter in the quarter.

In Technology, revenues of $64.7 million increased 10.4% compared to the prior year quarter. The increase in revenues was primarily due to higher demand for litigation, investigation and information governance services, which was partially offset by lower demand for M&A-related second request services compared to the prior year quarter. Adjusted segment EBITDA of $7.8 million or 12.1% of segment revenues compared to $11.9 million or 20.4% of segment revenues in the prior year quarter. The decrease in adjusted segment EBITDA was due to higher compensation, which includes the impact of a 12.4% increase in billable headcount, as our Technology segment continues to make investments in talent, particularly at the senior levels to bolster our capacity and expertise globally across data risk, compliance, privacy and information governance as well as higher SG&A expenses. Sequentially, revenues decreased $14 million or 17.8%, primarily due to decreased demand for M&A-related second request services. Adjusted segment EBITDA declined $10.7 million sequentially.

Record revenues in the Strategic Communications segment of $69.4 million increased 31.1% compared to the prior year quarter. The increase in revenues was primarily due to higher demand for corporate reputation and public affairs services. Adjusted segment EBITDA of $15.5 million or 22.3% of segment revenues compared to $8.4 million or 15.9% of segment revenues in the prior year quarter. The increase in adjusted segment EBITDA was due to higher revenues. Sequentially, revenues increased $1.6 million, primarily due to higher demand for financial communications and corporate reputation services. Adjusted segment EBITDA increased $2 million sequentially.

Let me now discuss key cash flow and balance sheet items. We generated net cash from operating activities of $196.9 million, which increased by $85.3 million compared to $111.6 million in the third quarter of 2020. The year-over-year increase was largely due to an increase in cash collected resulting from higher revenues, which was partially offset by an increase in compensation-related costs and other operating expenses. We generated free cash flow of $172.2 million in the quarter. Total debt net of cash decreased $160.7 million sequentially from $159.4 million on June 30, 2021, to a negative net debt position of $1.3 million on September 30, 2021. The sequential decrease was primarily due to an increase in cash and cash equivalents and repayment of borrowings under our senior secured bank revolving credit facility.

OCTOBER 28, 2021 / 1:00PM, FCN.N - Q3 2021 FTI Consulting Inc Earnings Call

Turning to our guidance. In light of our record financial performance during the first 9 months of 2021, we are raising the low end of our previous full year 2021 guidance range for revenues of between $2.7 billion and $2.8 billion to expected revenues of between $2.75 billion and $2.8 billion. We are raising our full year 2021 guidance ranges for GAAP EPS of between $5.89 and $6.39 and adjusted EPS of between $6 and $6.50 to GAAP EPS of between $6.39 and $6.64 and adjusted EPS of between $6.50 and $6.75. The $0.11 per share variance between EPS and adjusted EPS guidance for full year 2021 includes the estimated impact of noncash interest expense of $0.20 per share related to our 2023 convertible notes and the second quarter 2021 $0.09 per share gain related to the fair value remeasurement of acquisition-related contingent consideration, which are not included in adjusted EPS.

Our updated guidance after our record year-to-date performance is shaped by 4 key considerations. First, restructuring activity remains subdued. As credit markets remain in an accommodative mode and the number of stressed and distressed issuances remains low, Standard & Poor’s is now forecasting that the trailing 12-month U.S. speculative rate — default rate — corporate default rate will fall further in the first half of 2022, reaching 2.5% by June 2022, which compares to 3.8% in June 2021 and 6.6% in January 2021.

Second, global M&A activity, which drives demand in our Economic Consulting and Technology segments as well as our transactions business in Corporate Finance & Restructuring, has been at record levels year-to-date. There is no certainty that M&A activity will continue at this pace.

Third, we are a large jobs firm. And when large engagements end, they may not be immediately replaced. As Steve and I have both mentioned today, we saw several large jobs end or significantly wind down in the last 2 quarters across our Economic Consulting, Technology and Corporate Finance & Restructuring businesses.

Fourth, the fourth quarter is typically a weaker quarter for us because of a seasonal business slowdown at the end of the year. Before I close, I want to reiterate 4 key themes that underscore the strength of our company. First, our results show that while continuing to dominate our traditional areas of strength, we have demonstrably grown our adjacencies and footprint, which also have the added benefit of making us less susceptible to the business cycle. Business transformation and transaction services, which represented 36% of total segment revenues in Corporate Finance in Q3 of last year, contributed 59% this quarter. Non-M&A-related antitrust services have steadily grown to represent 32% of our Economic Consulting revenues this quarter, which compares to 23% in Q3 of last year.

Our Australian business has grown to 31 senior managing directors from 19 2 years back. And our Middle East business has grown to 16 senior managing directors from 5 2 years back. And EMEA represented 30% of revenues this quarter with us only recently ramping up in Germany and Spain.

Second, we count among our staff, arguably, some of the leading experts in the world in areas such as antitrust, financial arbitration and economic analysis, restructuring, technology and data analytics-based investigations and corporate reputation and communications.

Third, in many industries around the world, the pace of change is accelerating, and we have the surge capacity to help our clients when they face their greatest challenges and opportunities. And finally, our strong balance sheet continues to give us the flexibility to make sustained investments towards growing our business globally. With that, let’s open the call up for your questions.

QUESTIONS AND ANSWERS

Operator

(Operator Instructions) The first question is from the line of Andrew Nicholas from William Blair.

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Andrew Owen Nicholas - William Blair & Company L.L.C., Research Division—Analyst

My first question was just going to be on the hiring environment and your ability to source talent right now. You mentioned a few times in your prepared remarks about a willingness to kind of add headcount here, particularly where talent exists. But how easy is that to do? Are you having an easy time finding that talent, both at the senior level and at the junior level? And what maybe a tighter labor market might mean in terms of wage pressures. All of that would be really helpful to understand.

Steven H. Gunby - FTI Consulting, Inc.—President, CEO & Director

Yes. Maybe I’ll take a crack and, Ajay, chime in if you have anything additional to add. Look, I think there are 2 factors that drive our ability to attract talent, I guess, to put a cliche of supply and demand. But I mean, a lot of it has to do with are we an attractive place, particularly for the senior talent for people to come. Are we seen as a place that is moving that has integrated external talent well? And when people are frustrated with theirexisting place, this is a great place to go. And I think on that front, we’re not perfect but we have built a really good reputation around the world now. And the word-of-mouth format is really powerful. No matter how silver tongued I try to be or one of our segment leaders try to be, it’s the friend of the friends who you trust who people check with and they say, no, son of a gun, it is a great place.

And that word-of-mouth is really powerful, and that is sustaining us.

Then we also benefit from when competitors have issues. And when competitors have issues or competitors do stuff that doesn’t suit well with the — with some of the leaders, people come over. And so we picked up some talent last year because some of our competitors laid off people. And they didn’t lay off the people we picked up, but people who were frustrated that great people below them were laid off and they say, what do you guys do over there? And people said, “Wow, that’s a culture I want to be part of.” So those are — I don’t know if those are permanent things. Those are great things that we’ve invested in and are really sustaining.

In addition to that, you have labor markets. I think that has less of effect on the senior most talent it does have on the junior talent. Last year, we were hiring in the face of some downturns in our business. And some of our competitors weren’t. In fact, some of our competitors were laying off junior people. So it was an easy market for all the junior talent. Today, if you’re going to go get junior talent in transactions, you’re fighting the world. You’re fighting the world that is busy on transactions and also some of the world that underhired last year on transactions.

So on that front, it’s much tougher. It’s much tougher. In terms of wages, yes, no, this environment is one where you have to constantly monitor and make sure you’re not just paying based on some pay scale that somebody developed in 1946, but that you’re on top of that and you’re making sure particularly your strongest people are getting paid. And that means we’ve made adjustments and we will make adjustments. I can’t quantify exactly how much those are, but that is a phenomenon out here.

My experience over a long history and professional services is that’s short-term problems, not because the short-term raises, sometimes those phenomenon go on for a while. But if that phenomenon is out there, you should, if you have the best people, be able to match that over time with your price. And so those are the things we monitor here. Does that help, Andrew?

Andrew Owen Nicholas - William Blair & Company L.L.C., Research Division—Analyst

Yes, you hit all the questions and topics. I really appreciate that.

Steven H. Gunby - FTI Consulting, Inc.—President, CEO & Director

Mollie preps me really hard.

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Andrew Owen Nicholas - William Blair & Company L.L.C., Research Division—Analyst

Great. Well, hopefully, this is another one then. My second question and follow-up would just be on the Technology segment. You mentioned a few times ramping up investments there. Headcount was up double digits. Can you just spend some time talking about — or more about theopportunities for that business. Where you’re seeing opportunities for growth, whether it’s from a geographic perspective or individual kind of underlying business opportunities, I think that would be helpful to understand.

Steven H. Gunby - FTI Consulting, Inc.—President, CEO & Director

Yes. Look — thank you for that. Let me — there are a couple of different things going on. I mean, part of this hiring right now is we were underhiringfor a while. And we were — our core people were dying in the first half of this year. And people will throw themselves into work, and dedicated people will do almost anything, but not forever, right? So we needed to give the people a break. The utilization — you can’t really look at the utilization numbers the way we publish them or protect because they’re weird. But the people were killing themselves in the first half of the year with all these second requests in a way that wasn’t sustainable.

So some of that is just that. But the more fundamental forces — I think you know a few years ago, this business was underperforming and we changed the strategy. We always had a great reputation, particularly for the most complicated jobs. I think for most people who know for the most complicated ediscovery jobs and related services, we are the leader. There’s something different about global complicated jobs that are from the commodity end of this business, and we’re always the leader.

As you know, we tracked ourselves because we said we will only work with people if we work with our historical technology called Ringtail. And Ringtail — as other tech platforms became much more prevalent, that hurt us in the market. And so — no probably 4, 5 years ago, we changed leadership, we changed our strategy. And we had some turnover related to that. Since that day, I believe we’ve been by far the best organic growth engine in the industry. And we had always a right to own a bigger footprint than I believe we did. The capability of our people is incredible. What we’re now starting to do is as we call on people and people try us, they say, wow, that’s a different experience. And our share in the law firms is growing. Our share in corporates is growing. And I think we’re starting to hit our — closer to where the footprint we should have in the U.S. even, in the U.S. even as well as to your point around the world.

And I think there’s a long way for that to go. The problem is that you have lots of zigs and zags in that business. I don’t think we released the specifics on what percent of our revenue is from second request, but it can vary a lot. It can vary by a factor of 4 in a given year on a given quarter-to-quarter. And so you have zigs and zags. If you hire based on the zags, you’re going to always be short and you’re going to underinvest in your people. And so I’ve made it very clear to Sophie and the team that we believe and when they should hire, when they find the talent, and we’re going to support this business. Does that help?

Andrew Owen Nicholas - William Blair & Company L.L.C., Research Division—Analyst

Yes. Very helpful.

Operator

Next question is from the line of Sam England from Berenberg.

Samuel England - Joh. Berenberg, Gossler & Co. KG, Research Division—Analyst

The first one I had was could you talk a bit about the pipeline for the next couple of quarters? And particularly, which areas of the business are looking strongest that are linked to the M&A work that’s obviously been strong this year?

OCTOBER 28, 2021 / 1:00PM, FCN.N - Q3 2021 FTI Consulting Inc Earnings Call

Steven H. Gunby - FTI Consulting, Inc.—President, CEO & Director

Well, I’ll let Ajay answer that. But where are you, Sam? Are you in London? Are you back here in the U.S. or where?

Samuel England - Joh. Berenberg, Gossler & Co. KG, Research Division—Analyst

Still in London. The travel restrictions still remain. I can’t get back. But hopefully, next month, things will change.

Steven H. Gunby - FTI Consulting, Inc.—President, CEO & Director

Yes. I think finally. Well, nice to hear your voice. So you want to address that, Ajay?

Ajay Sabherwal - FTI Consulting, Inc.—CFO

Sure. Sam, it’s — we haven’t sort of given guidance for next year, I want to be particular about that. But in general terms, our business transformation and transactions business is continuing to do well. Remember, there’s 2 aspects there, transformation and transactions. And the M&A market is — like we said, it’s not likely to go at this pace forever, but it is quite robust. Don’t get me wrong in that sense. So that’s the area where there is continued growth. In the restructuring space, it’s still quite subdued.

In M&A, we also are a large M&A firm. That’s where the antitrust piece kicks in. And we talked this quarter about a large assignment in M&A antitrust ending. And those things can cause the zigs and zags that Steve talked about. And it’s contrary to our — we are not in the business of predicting when the next large — very large M&A will take place, and we will get pie. It’s almost impossible to do that.

Samuel England - Joh. Berenberg, Gossler & Co. KG, Research Division—Analyst

Okay. Great. And then the next question I had was around sort of the cash position and capital allocation. You’ve obviously seen the leverage come down. You didn’t do any buybacks in the quarter. So how are you thinking about capital allocation for the rest of the year and into 2022?

Ajay Sabherwal - FTI Consulting, Inc.—CFO

So first, we’re obviously very proud of the free cash flow, but I want to throw in a little cautionary note, we typically pay our bonuses — most of ourbonuses in the March, April time frame. So there is a — if you look at quarterly trends over any extended period of time, you see us adding cash in Q3 and Q4 and even to slightly down in Q2 and down a lot in terms of cash bleed in Q1. That’s our typical cycle. So this is not different from ourtypical cycle. So a significant cash outlay happens in the March, April time frame. So I thought to mention that first.

In terms of capital allocation, listen, the single biggest priority for us is organic growth. We have the wherewithal to do whatever we need to do for organic growth, where the opportunities exist, absolutely. So that’s one. Over any extended period of time, we don’t like dilution. I mean just in the last 12 months, we have bought back — you’re right about this quarter not buying back stock. But over for the last 12 months, we have bought back $300 million of stock at an average price of $107. So clearly, we do look at dilution over an extended period of time. And we’ve done some small tuck-in acquisitions as well where that — those make sense to do. We don’t have any plans for a dividend in the foreseeable future.

Samuel England - Joh. Berenberg, Gossler & Co. KG, Research Division—Analyst

Okay. Great. And then maybe just one more at the end. You mentioned the growth in the Australia business. I was just wondering, are there any other markets like that where you think you’re underweight at the moment and you think you could accelerate the growth like you’ve done in Australia?

OCTOBER 28, 2021 / 1:00PM, FCN.N - Q3 2021 FTI Consulting Inc Earnings Call

Steven H. Gunby - FTI Consulting, Inc.—President, CEO & Director

Yes. I think if you talk to my exco, they would say, I believe that in every bloody market, and I’m putting pressure on them to figure out how to do it. That’s a little facetious. But I don’t — I mean, seriously, at one point, they were favorite children in this company. It was a restructuring business, and it was really the restructuring business in the U.S. I’m excited now about the powerful growth engines we have restructuring globally, even if it’s muted this now because of market conditions, the nontransaction — the nonrestructuring businesses have shown their strength, our Tech business and so forth.

And if you look at one point, the U.S. was the entire growth engine of this company, it is not anymore. So we have like, in addition to sort of episodic strategy things, I have quarterly strategy conversations with every segment and every region. And we are exploring significant growth opportunities every place. Now the issue — the tricky thing in professional services is it’s not like I used to be a BCG. If you do a strategy effort for a paper company after you decide that this wafer board is going to be the market to go in, you hire somebody to put in machines, which are 200 yards long and you buy the machines and somebody puts — assembles them.

The problem in professional services strategy is to tie to talent. So no matter what do you think there’s a market opportunity in Botswana, if you can’t get the best talent in Botswana, you can’t go there for any business. And so the conversations are inextricably linked with which external lateral hires are calling us and wanting to join us and how good do we feel about them and the market opportunities. Or where have we just promoted people? Or do we have a superstar MD who we think can help lead something? So there’s a combination, but we have those conversations around every geography in — or at least every region in every segment. And I don’t think there’s only one. Does that help at least give you a flavor?

Samuel England - Joh. Berenberg, Gossler & Co. KG, Research Division—Analyst

Yes, that’s great.

Operator

Next question is from the line of Marc Riddick from Sidoti & Company.

Marc Frye Riddick - Sidoti & Company, LLC—Business and Consumer Services Analyst So I was wondering if you could follow — go back to one of the things that you mentioned in your prepared remarks around utilizing some of your talent. And this is something that you’ve mentioned in the past. So I was wondering if you could put a little more behind that because I think it’s kind of interesting the flexibility of being able to have folks working in different segments, in different areas. I think you specifically mentioned some of your junior talent being able to be utilized in other areas.

And I was wondering if you could talk a little bit about maybe is — how much different that is than maybe what you’ve done in the past? Is that something you’re doing more often? And then from a development standpoint, it seems as though that would be something that would be fairly helpful in the long run. So I was wondering if you could talk a little bit more about that part of your use of talent right now?

Steven H. Gunby - FTI Consulting, Inc.—President, CEO & Director

Yes. Thank you for that question. It’s a good question. Look, I want to dimensionalize it. I came from before a company where it hired kind of talented junior people with no expertise generically and basically flowed people across wherever for at least their first 5 or 6 years in their career. That’s myexperience when I was at BCG. That is not this firm. This firm is such an expertise-based firm. And a lot of the hiring we do is not at the first year level. It’s mid-level people who have been doing restructuring modeling for someplace else for a number of years and want to join us. And so we — and the expertise you need to do — testify on an antitrust clearance is a different expertise than to testify on a forensic accounting matter or to do investigations for FINRA.

OCTOBER 28, 2021 / 1:00PM, FCN.N - Q3 2021 FTI Consulting Inc Earnings Call

I mean there’s just a lot of different expertise. And so there’s some inherent limits in how much you can flow people across the boundaries because — with such an expertise business. Having said that, I think we, on top of that, put limits on ourselves because of silos and not a commitment at one point in the past. And what we’ve done is we released those. And then I think we’ve been a little bit surprised that’s actually how flexible some people are and how people are. So it’s not all or nothing.

But I think if you talk with Carlin and Mike about CF, we did a great job of flowing people, not only from the bankruptcy side — from the nonrestructuring set of services over to bankruptcy last year when the bankruptcy business was booming. But not just some CF, some FLC people, who have the right accounting backgrounds and the right orientation, also went through training and were parts of teams in the restructuring side. And this year, we’ve managed to flow them back in a big way.

And so this is something that we’re committed to. And you’re right, that’s the way people love it. The other thing I would say that’s happened is, look, COVID is horrible, but you learn things, right? And what you learn is that somebody in Australia can help you on a case in London, even if they’re not there because they’re as close as the person next door if you’re doing everything through Zoom or Teams as long as they’re willing to deal with the time change. And so we’ve started to cross team around the world in a better way, which is both effective for skills leveraging but also, to your point, motivating for many junior staff.

I sometimes think everybody in Australia when a 23-year-old wants to leave Australia for temporarily. And you know you couldn’t during COVID, but you could virtually at least. And those are good things. So we’re making progress. I’m not sure where as far as we can go, yes, but we’re making progress on it. And I’m glad you noticed it. Does that speak to your point, Marc?

Marc Frye Riddick - Sidoti & Company, LLC—Business and Consumer Services Analyst

It does. And then just one quick little follow-up. I was wondering if you could sort of give an update as to sort of maybe where you feel you are with folks returning into office here and there? Or maybe you can sort of just bring us up to speed on what that has been so far and maybe what it might look like at least as far as the crystal ball will allow you to see?

Steven H. Gunby - FTI Consulting, Inc.—President, CEO & Director

Yes, yes. Two phrases you mentioned here and there and crystal ball are the right ones. So look, it’s hugely different around the world. I think in Western Australia, they almost never left the offices. I mean I don’t know if you know Western Australia had no cases for extended periods of time. And now they won’t let anybody in from around the world. They also wouldn’t let anybody from other than Western Australia into Western Australia. So it was isolating, but people were back in their offices with masks and there were conferences in Western Australia with 1,000 people without masks and no cases for — during the peak of the rest of the year.

Eastern Australia was different. It was people back in the offices and in lockdowns, serious lockdowns. And now it’s changed in Australia, where people are — they’re focused on getting everybody vaccinated. And if you go to Asia, actually, most of our people are back in the office in Asia, wearing masks. And I’d say in Hong Kong, I think last time I talked with Jon Rowell about this, I think 70% or 80% of our people are back in the office in different offices in Asia. But that’s — which sometimes changes if there’s a lockdown or a surge.

Other places around the world are nowhere near there. The U.S., most of our folks are not back in their offices. I mean, like in D.C., we started to go back in the offices and then there were mask mandates. And it’s just — I think many people say, if I have to wear a mask to communicate with mycolleague, I’d rather — I think I’m more effective on Teams or Zoom. And so although people were eager to get back and connect, that shut it down. In contrast, London was — almost nobody is back in the offices until recently. And I was over there 2 weeks ago or 3 weeks ago, and I think there were — I can’t remember the number like 500 people in the office that day, it was — the energy level was electric.

I went to Germany, it’s not as far along. So I think it’s a journey. To the point, I don’t think we’re ever going to “go back to normal.” I mean normal for us was not everybody in the office every day anyway because people travel to clients. And I always — my Chief of Staff (inaudible) lives in Seattle, has been in Seattle for 7 years. And we don’t have a monolithic block people to their desk culture even long before COVID, and we won’t going

OCTOBER 28, 2021 / 1:00PM, FCN.N - Q3 2021 FTI Consulting Inc Earnings Call

forward. So it won’t — but I do think we need to get as COVID allows a reconnection set of activity in person. When you do that, people all of a sudden rediscover that Zoom is great, but actually hugging somebody or chatting with them live is even better, and we need that. And we’re moving in that direction but only as safety and perceived safety allow. And so it’s hit or miss.

My crystal ball says — for the first time, being a little optimistic. My crystal ball says, yes, we could have another variant, all those sorts of things. I think once you get this level of people vaccinated and frankly, this number of people who have caught it who are not being vaccinated, the immunity levels go up. And I assume we can have a surge this winter. I would guess it’s going to be a much lesser surge than we had last winter. So I’m crossing my fingers that we’re moving in the right direction here. But that is a crystal ball activity. Does that help at least?

Marc Frye Riddick - Sidoti & Company, LLC—Business and Consumer Services Analyst

Very much so.

Operator

Next question is from the line of Tobey Sommer from Truist Securities.

Tobey O’Brien Sommer - Truist Securities, Inc., Research Division—MD

I was wondering if you could comment on sort of the aspect of your businesses that are driven by regulatory actions. There were expectations for the Biden administration to be more active on several regulatory fronts than the previous administration. But I know there can be a transition period where there’s kind of like less regulatory activity irrespective of an eventual posture. Where does that — what’s your perspective on that?

Steven H. Gunby - FTI Consulting, Inc.—President, CEO & Director

Yes, I’ll give you — look, I’ll give you the gatherings of my hallway chit-chat on that as opposed to a definitive answer. The gathering to the hallway chit-chat is, a, there’s always — well, and certainly, this year, there’s a transition. As people get in their jobs, there’s a lull and people move out of jobs and there’s a lull in the beginning of administration. Even if the administration intends to have more regulatory action, there’s a lull because — actually it takes people to do it and you’re changing people and people are waiting for confirmation or people are waiting to appoint their people.

And so I think there is a belief in the direction that you described, but there’s also a belief that some places, it hasn’t yet manifested itself in regulatory action. The other issue is sometimes we’re at the very front end of regulatory action. And often, we can — there can be a tail that we’re heavily involved in, right? I mean we’re still — this is not regulatory action, but it’s legal action. You’re still doing mortgage-based backed securities cases, 10 years after the mortgage-backed securities crisis. And there’s often a long tail on regulatory actions as well. So I would not say that we have seen a surge or that in our current numbers as a surge in that. But I do believe that most of our people believe the regulatory action level will go up. And over time, that will show up in demand for our services. Ajay, you in a different place or is that consistent? Does that answer — does that give youa sense, Tobey?

Tobey O’Brien Sommer - Truist Securities, Inc., Research Division—MD

It does. It does. With the pandemic experience and kind of, in some cases, newly highly visible public companies, has anything changed significantly with respect to the risk of ediscovery consulting being either disintermediated by technology, if judges are somehow more willing to utilize technology more significantly or changes to business models at suppliers and other kind of players within the ecosystem?

OCTOBER 28, 2021 / 1:00PM, FCN.N - Q3 2021 FTI Consulting Inc Earnings Call

Steven H. Gunby - FTI Consulting, Inc.—President, CEO & Director

Wow. Well, look, I think you’re talking about ediscovery specifically or generally for our business?

Tobey O’Brien Sommer - Truist Securities, Inc., Research Division—MD

Ediscovery in sort of that aspect is where I was aiming specifically, yes.

Steven H. Gunby - FTI Consulting, Inc.—President, CEO & Director

Yes. Look — I think, look, we spend a lot of time thinking about technology changes in that industry. And there were some major technology changes that said we don’t want to be a software provider in that industry. We want to be software agnostic so we can be leveraging the best tools for ourclients. So we use Ringtail a lot. We use Relativity a lot. We use other technologies a lot. We use some intelligent stuff that goes on top of each of those technologies, and we become very nimble in the use of technology. So we spend a lot of time monitoring stuff.

At this point, we would say for the high end of the market, we do not see a disintermediation that somehow technology is going to automatically do or the judges are going to be press a button and find the 6 documents that matter in a case. The contrary, what’s happening in the world with all the different media is there’s a data explosion. And so you need some sort of intelligence to sift through explosions of different forms of data. Chat wasn’t around a while. I mean, you can go through all the different data and figure out what’s relevant.

And yes, the tools are getting better so that — and the prices are being driven down because you have better tools. But you still need people, particularly on the nonsimple local divorce case, I mean on the real complicated who can navigate that complexity. And so we would say that we’re pretty bullish about our part of that business, at least, for the next while ahead. Does that talk to your question, at least?

Tobey O’Brien Sommer - Truist Securities, Inc., Research Division—MD

It does. Yes, yes. How do you look at opportunities for the company to develop and grow recurring revenue streams?

Ajay Sabherwal - FTI Consulting, Inc.—CFO

So obviously, I came here from a telephone company and telephone companies have recurring revenue streams. Only problem is they’re going downwards. So — but I am a fan of recurring revenue streams. And in consulting, traditionally, there is no such thing. You have to sell to a different client or the same client a different set of services. So it isn’t classically. We have some recurring revenue streams, for example, in our Strategic Communications practice, a lot of firms — a lot of companies hire us as retainers. And in our Technology practice, to the extent that we are hosting data for an extended period of time, you could call that a recurring revenue stream as well.

But the main point there, sir, is we’ve extremely talented people. And those — and our — a significant percentage of our revenue comes, for example, this intermediate through attorneys. Our recurring revenue stream is that those folks call our practitioners again and again and again for different cases of the same genre. That’s our recurring revenue stream. That relationship that we have between that attorney and our professional.

Steven H. Gunby - FTI Consulting, Inc.—President, CEO & Director

Good that we have those relationships because Ajay, when he first got here and said, “Oh my God, if you actually look at how much of our revenue is for sure 6 months from now, the gold coming from the telephone company.” But it’s done okay since you have been here, right, Ajay?

OCTOBER 28, 2021 / 1:00PM, FCN.N - Q3 2021 FTI Consulting Inc Earnings Call

Ajay Sabherwal - FTI Consulting, Inc.—CFO

Quite right.

Steven H. Gunby - FTI Consulting, Inc.—President, CEO & Director

Okay. Did that help? Any other questions?

Operator

That was our last question.

Steven H. Gunby - FTI Consulting, Inc.—President, CEO & Director

So let me say thank you again for the attention and support from each of you. We really appreciate it. And I want to say thank you so much to ourteam for not so much this quarter because quarters don’t matter, but for building an enterprise that is as powerful and exciting as it is. So thanks, everyone, and have a good Halloween.

Operator

Thank you very much, sir. Ladies and gentlemen, this conference call has now concluded. Thank you for attending today’s presentation. You may now disconnect your lines. Thank you.

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